Registration No. 333-58039

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dell Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-2487834
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dell Way Round Rock, Texas	78682
(Address of Principal Executive Offices)	(Zip Code)

Dell Computer Corporation Incentive Plan

(Full title of the plan)

Lawrence P. Tu

Senior Vice President and General Counsel

Dell Inc.

One Dell Way

Round Rock, Texas 78682

(Name and address of agent for service)

(512) 338-4400

(Telephone number, including area code, of agent for service)

Copies to:

Janet B. Wright

Vice President – Corporate, Securities & Finance Counsel

Dell Inc.

One Dell Way

Round Rock, Texas 78682

(512) 338-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-58039) filed by Dell Inc., a Delaware corporation (f/k/a Dell Computer Corporation, the “Company”), on June 29, 1998 (the “Registration Statement”) under the Securities Act of 1933. The Registration Statement registered 35,654,140 shares of the Company’s common stock for issuance and sale pursuant to the Dell Computer Corporation Incentive Plan.

On October 29, 2013, the Company completed the merger contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, as amended by Amendment No. 1 thereto, dated as of August 2, 2013 (the “Merger Agreement”), by and among the Company, Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate”), and Denali Acquiror Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Intermediate.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements. In accordance with the undertakings made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933 to remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on this 30th day of October 2013.

DELL INC.

By:	/s/ Janet B. Wright
Name:	Janet B. Wright
Title:	Vice President and Assistant Secretary (Duly Authorized Officer)

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